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                      September 12, 2023

       Rebecca J. Garbrick
       Chief Financial Officer
       Forward Air Corporation
       1915 Snapps Ferry Road, Building N
       Greeneville, TN 37745

                                                        Re: Forward Air
Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 000-22490

       Dear Rebecca J. Garbrick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation